          Exhibit 99 - Consolidated Statements of Financial Condition

                                 C O N T E N T S






                                                                            PAGE


INDEPENDENT AUDITORS' REPORTS
  ON THE FINANCIAL STATEMENTS...............................................F-l


FINANCIAL STATEMENTS

  Consolidated Statements of Financial Condition....................F-2 and F-3

  Consolidated Statements of Income.................................F-4 and F-5

  Consolidated Statements of Changes in Stockholders' Equity................F-6

  Consolidated Statements of Cash Flows.............................F-7 and F-8

  Notes to Financial Statements.....................................F-9 to F-38

                  [Anderson ZurMuehlen & Co., P.C. Letterhead]

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Eagle Bancorp
Helena, Montana  59601


We have audited the accompanying consolidated statements of financial condition of Eagle Bancorp and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancorp and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/  Anderson ZurMuehlen & Co., P.C.
-------------------------------------
     Anderson ZurMuehlen & Co., P.c.

Helena, Montana
July 18, 2001 (except for Note 21, as to which the date is July 20, 2001)

                          EAGLE BANCORP AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2001 and 2000





ASSETS                                                              2001                  2000
------                                                              ----                  ----

  Cash and due from banks                                         $    3,427,038        $   3,477,650
  Interest-bearing deposits with banks                                 4,925,000                    -
  Investment securities available-for-sale, at fair value             21,603,520           18,414,219
  Investment securities held-to-maturity, fair value of
    $6,657,372 and $9,707,019 at June 2001 and 2000,
    respectively                                                       6,570,794            9,922,687
  Federal Home Loan Bank stock restricted, at cost                     1,487,300            1,393,000
  Mortgage loans held-for-sale                                         3,033,244              861,290
  Loans receivable, net of deferred loan fees and allowance
    for loan losses                                                  114,977,895          107,447,437
  Accrued interest and dividends receivable                              941,117              832,204
  Mortgage servicing rights                                            1,315,819            1,338,271
  Property and equipment, net                                          6,505,627            6,962,081
  Cash surrender value of life insurance                               2,140,524            2,040,973
  Real estate acquired in settlement of loans, net of
    allowance for losses                                                       -              121,006
  Other assets                                                          195,034               219,857
                                                                  --------------        -------------

    Total assets                                                  $ 167,122,912         $ 153,030,675
                                                                  ==============        =============







The Notes to Financial Statements are an integral part of these statements.


LIABILITIES AND EQUITY                                            2001                   2000
----------------------                                            ----                   ----

LIABILITIES
  Deposit accounts:
    Noninterest-bearing                                           $    6,486,306        $    5,732,528
    Interest-bearing                                                 127,564,024           118,780,477
  Advances from Federal Home Loan Bank                                11,443,889             8,682,778
  Accrued expenses and other liabilities                               1,926,450             1,505,750
                                                                  --------------         -------------
      Total liabilities                                              147,420,669           134,701,533
                                                                  --------------         -------------

COMMITMENTS AND CONTINGENCIES (Note 15)

EQUITY
  Preferred stock (no par value, 1,000,000 shares
    authorized; none issued or outstanding)                                    -                     -
  Common stock (par value $0.01 per share; 10,000,000
    shares authorized; 1,223,572 shares issued; 1,203,572
    and 1,223,572 shares outstanding at June 30, 2001 and
    2000, respectively)                                                   12,236                12,236
  Additional paid-in capital                                           3,845,908             3,831,887
  Unallocated common stock held by employee stock
    ownership plan ("ESOP")                                             (312,848)             (349,648)
  Treasury stock, at cost (20,000 shares)                               (235,000)                    -
  Retained earnings                                                   16,220,812            15,158,415
  Accumulated other comprehensive income (loss)                          171,135              (323,748)
                                                                  --------------         --------------
      Total equity                                                    19,702,243            18,329,142
                                                                  --------------         --------------

      Total liabilities and equity                                $  167,122,912        $  153,030,675
                                                                  ==============         ==============

                          EAGLE BANCORP AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                       Years Ended June 30, 2001 and 2000


                                                                     2001                  2000
                                                                     ----                  ----
Interest and dividend income:
  Interest and fees on loans                                        $  9,206,705        $ 8,222,045
  Interest on deposits with banks                                        116,853             62,172
  Federal Home Loan Bank stock dividends                                  94,462             91,947
  Interest and dividends on investment securities
    available-for-sale                                                 1,208,968          1,053,419
  Interest and dividends on investment securities
    held-to-maturity                                                     542,205            770,953
                                                                     -----------        -----------
      Total interest and dividend income                              11,169,193         10,200,536
                                                                     -----------        -----------


Interest expense:
  Deposits                                                             5,116,281          4,516,301
  Federal Home Loan Bank advances                                        676,519            648,942
                                                                     -----------        -----------
      Total interest expense                                           5,792,800          5,165,243
                                                                     -----------        -----------


Net interest income                                                    5,376,393          5,035,293

Loan loss provision                                                          -               15,000
                                                                     -----------        -----------
      Net interest income after loan loss provision                    5,376,393          5,020,293
                                                                     -----------        -----------


Non-interest income:
  Demand deposit service charges                                         527,442            501,824
  Net gain on sale of loans                                              418,106            274,748
  Mortgage loan servicing fees                                           293,306            300,320
  Net gain (loss) on sale of available-for-sale securities                 4,755            (30,355)
  Other                                                                  402,300            356,100
                                                                     -----------        -----------
      Total non-interest income                                        1,645,909          1,402,637
                                                                     -----------        -----------



The Notes to Financial Statements are an integral part of these statements.


                                                                 2001                  2000
                                                                 ----                  ----
Non-interest expenses:
  Salaries and employee benefits                                 2,801,999             2,677,677
  Occupancy                                                        478,192               435,346
  Furniture and equipment depreciation                             319,994               322,049
  Data processing                                                  182,112               150,672
  Advertising                                                      161,083               126,261
  Amortization of mortgage servicing rights                        172,481               124,713
  Federal insurance premiums                                        24,441                48,993
  Consulting                                                        33,791                34,893
  Postage                                                          105,719               100,205
  ATM processing                                                    58,043                72,779
  Legal, accounting, and examination fees                          159,608                93,886
  Other                                                            679,405               678,779
                                                              ------------          ------------
      Total non-interest expense                                 5,176,868             4,866,253
                                                              ------------          ------------

Income before provision for income taxes                         1,845,434             1,556,677

Provision for income taxes                                         624,639               498,182
                                                              ------------          ------------

Net income                                                    $  1,220,795           $ 1,058,495
                                                              ============          ============

Basic earnings per common share                               $       1.04           $      0.26*
                                                              ============          ============

Diluted earnings per common share                             $       1.03               n/a
                                                              ============          ============


 * 2000 earnings per common share are from date of offering (April 4, 2000)

                          EAGLE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended June 30,
                                 2001 and 2000


                                                                                                 ADDITIONAL         UNALLOCATED
                                                             PREEFERRED          COMMON            PAID-IN             ESOP
                                                               STOCK             STOCK             CAPITAL            SHARES
                                                               -----             -----             -------            ------


Balance, July 1, 1999                                        $   -              $  -           $      -            $    -

  Net income                                                     -                 -                  -                 -
  Other comprehensive loss                                       -                 -                  -                 -


    Total comprehensive income


  Issuance of 1,223,572 common shares                            -                 12,236         3,841,450             -
  Initial capitalization of Eagle Financial, MHC                 -                 -                (10,000)            -
  Shares purchased by ESOP (46,006 shares)                       -                 -                  -              (368,048)
  ESOP shares allocated or committed to be
    released for allocation (2,300 shares)                       -                 -                    437            18,400
                                                             -----------      -----------      ------------        ----------

Balance, June 30, 2000                                           -                 12,236         3,831,887          (349,648)

  Net income                                                     -                 -                  -                  -
  Other comprehensive income                                     -                 -                  -                  -


    Total comprehensive income                                   -                 -                  -                  -


  Dividends paid ($.28 per share)                                -                 -                  -                  -

  Treasury stock purchased (20,000 shares at $11.75/shr)         -                 -                  -                  -

  ESOP shares allocated or committed to be
    released for allocation (4,600 shares)                       -                 -                 14,021            36,800
                                                             -----------      -----------      ------------        ----------

Balance, June 30, 2001                                       $   -            $    12,236      $  3,845,908        $ (312,848)
                                                             ===========      ===========      ============        ==========


The Notes to Finanial Statements are an integral part of these statements.

                          EAGLE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended June 30,
                           2001 and 2000 (CONTINUED)

                                                                                                ACCUMULATED
                                                                                                   OTHER
                                                                TREASURY          RETAINED     COMPREHENSIVE
                                                                STOCK             EARNINGS         INCOME              TOTAL
                                                                -----             --------         ------              -----


Balance, July 1, 1999                                        $    -             $14,099,920    $   (206,401)        $13,893,519

  Net income                                                                      1,058,495                           1,058,495
  Other comprehensive loss                                                                         (117,347)           (117,347)
                                                                                                                    -----------

                                                                                                                        941,148
    Total comprehensive income                                                                                      -----------

                                                                                    -                 -               3,853,686
  Issuance of 1,223,572 common shares                                               -                 -                 (10,000)
  Initial capitalization of Eagle Financial, MHC                                    -                 -                (368,048)
  Shares purchased by ESOP (46,006 shares)
  ESOP shares allocated or committed to be                        -                 -                 -                  18,837
    released for allocation (2,300 shares)                   -----------        -----------     -----------         -----------

                                                                  -              15,158,415        (323,748)         18,329,142
Balance, June 30, 2000
                                                                  -               1,220,795                           1,220,795
  Net income                                                      -                 -               494,883             494,883
  Other comprehensive income                                                                                        -----------


    Total comprehensive income                                    -                 -                                 1,715,678
                                                                                                                    -----------

  Dividends paid ($.28 per share)                                 -                (158,398)          -                (158,398)

  Treasury stock purchased (20,000 shares at $11.75/shr)        (235,000)           -                 -                (235,000)

  ESOP shares allocated or committed to be
    released for allocation (4,600 shares)                        -                 -                 -                  50,821
                                                             -----------        -----------      -----------        -----------

Balance, June 30, 2001                                       $  (235,000)       $16,220,812      $   171,135        $19,702,243
                                                             ===========        ===========      ===========        ===========

The Notes to Finanial Statements are an integral part of these statements.

                          EAGLE BANCORP AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS
                       Years Ended June 30, 2001 and 2000




                                                                       2001                2000
                                                                       ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $  1,220,795        $  1,058,495
  Adjustments to reconcile net income to net cash from
    operating activities:
      Provision for loan losses                                             -                 15,000
      Depreciation                                                       513,664             515,262
      Net amortization of marketable securities premiums
        and discounts                                                     15,312              80,276
      Amortization of capitalized mortgage servicing rights              172,481             124,713
      Gain on sale of real estate owned                                   (8,951)                -
      Gain on sale of loans                                             (418,106)           (274,748)
      Net realized (gain) loss on sale of available-for-sale
        securities                                                        (4,755)             30,355
      FHLB dividends reinvested                                          (94,300)            (91,800)
      Increase in cash surrender value of life insurance                 (99,551)            (92,403)
  Change in assets and liabilities:
    (Increase) decrease in assets:
        Accrued interest and dividends receivable                       (108,913)            (93,133)
        Loans held-for-sale                                           (1,724,063)            205,094
        Other assets                                                      75,644             129,680
    Increase (decrease) in liabilities:
      Accrued expenses and other liabilities                              96,763             (21,253)
      Deferred compensation payable                                       23,104              18,297
      Deferred income taxes payable                                       16,297             (14,297)
                                                                    ------------        -------------
        Net cash provided by (used in) operating activities             (324,579)          1,589,538
                                                                    ------------        -------------




The Notes to Financial Statements are an integral part of these statements.


                                                                    2001                   2000
                                                                    ----                   ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities:
    Investment securities held-to-maturity                              (641,150)        (1,048,742)
    Investment securities available-for-sale                          (6,228,108)        (5,300,409)
  Proceeds from maturities, calls and principal payments:
    Investment securities held-to-maturity                             4,091,047          5,635,594
    Investment securities available-for-sale                           3,500,960          2,128,222
  Proceeds from sales of investment securities
    available-for-sale                                                   203,600          1,035,160
  Increase in interest bearing deposits                               (4,925,000)             -
  Net increase in loans receivable, excludes transfers to
    real estate acquired in settlement of loans                       (7,666,760)       (10,456,503)
  Proceeds from sale of real estate acquired in the
    settlement of loans                                                  116,232              -
  Purchase of property and equipment                                     (57,211)          (116,270)
                                                                    ------------        ------------
        Net cash used in investing activities                        (11,606,390)        (8,122,948)
                                                                    ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in checking and savings accounts                        9,537,326          3,691,317
  Net decrease in advances from borrowers for taxes and
     insurance                                                           (24,682)            (5,399)
  Net increase (decrease) in FHLB advances                             2,761,111         (3,891,667)
  Payments to acquire treasury stock                                    (235,000)              -
  Dividends paid                                                        (158,398)              -
  Net proceeds from stock offering                                          -             3,853,686
  Capitalization of Eagle Financial MHC                                     -               (10,000)
  Loan for purchase of ESOP shares                                          -              (368,048)
                                                                    ------------        ------------
        Net cash provided by financing activities                     11,880,357          3,269,889
                                                                    ------------        ------------

Net decrease in cash                                                     (50,612)        (3,263,521)

CASH AND CASH EQUIVALENTS, beginning of year                           3,477,650          6,741,171
                                                                    ------------        ------------

CASH AND CASH EQUIVALENTS, end of year                              $  3,427,038        $ 3,477,650
                                                                    ============        ============


                          EAGLE BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2001 and 2000




NOTE L.         REORGANIZATION AND STOCK OFFERING

On April 4, 2000, American Federal Savings Bank (the "Bank") completed its reorganization into a mutual holding company structure (the "Reorganization"). As part of the Reorganization, the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). The Bank became the wholly-owned subsidiary of Eagle Bancorp, which became the majority-owned subsidiary of Eagle Financial, MHC (the "Mutual Holding Company"). Collectively, Eagle Bancorp, and the Bank are referred to herein as "the Company".

Eagle Bancorp issued a total of 1,223,572 common shares on April 4, 2000, consisting of 575,079 shares (or 47%) sold to the public (the "Offering") and 648,493 shares (or 53%) issued to the Mutual Holding Company. The MHC has waived its rights to receive dividends on its shares. The net proceeds from the sale of shares to the public amounted to $3,853,686, representing gross proceeds of $4,600,632 less offering costs of $746,946. Eagle Bancorp utilized net proceeds of $2,000,000 to make a capital contribution to the Bank and $10,000 to capitalize the Mutual Holding Company.

The Company's Employee Stock Ownership Plan ("ESOP"), which purchased shares in the Offering, was authorized to purchase up to 8% of the shares sold in the Offering, or 46,006 shares. The ESOP completed its purchase of all such authorized shares in the Offering, at a total cost of $368,048.



NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Bank is a federally chartered savings bank subject to the regulations of the Office of Thrift Supervision. The Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC").

The Bank is headquartered in Helena, Montana, and operates additional branches in Butte, Bozeman, and Townsend, Montana. The Bank's market area is concentrated in south central Montana, to which it primarily offers commercial, residential, and consumer loans. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities.

BASIS OF FINANCIAL STATEMENT PRESENTATION:
The consolidated financial statements include the accounts of Eagle Bancorp, and the Bank. Prior to the Reorganization and Offering, Eagle Bancorp had no operations other than those of an organizational nature. Intercompany transactions and balances are eliminated in consolidation.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED):
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates.

Significant estimates are necessary in determining the recorded value of the allowance for loan losses, mortgage servicing rights, and available-for-sale securities. Management believes the assumptions used in arriving at these estimates are appropriate.

CASH AND CASH EQUIVALENTS:
For purposes of reporting cash flows, cash and cash equivalents include cash and deposits with correspondent banks.

The Company maintains cash balances at several banks. Accounts at each institution are insured by the FDIC up to $100,000. No account balances were held with correspondent banks that were in excess of FDIC insured levels.

INVESTMENT SECURITIES:
The Company designates debt and equity securities as held-to-maturity, available-for-sale, or trading.

HELD-TO-MATURITY - Debt investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the period remaining until maturity.

AVAILABLE-FOR-SALE - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, need for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available-for-sale. These assets are carried at fair value. Unrealized gains and losses, net of tax, are reported as other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

TRADING - No investment securities were designated as trading at June 30, 2001 and 2000.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FEDERAL HOME LOAN BANK STOCK:
The Company's investment in Federal Home Loan Bank (FHLB) stock is a restricted investment carried at cost ($100 per share par value), which approximates its fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding FHLB advances. The Company may request redemption at par value of any stock in excess of the amount it is required to hold. Stock redemptions are made at the discretion of the FHLB.

MORTGAGE LOANS HELD-FOR-SALE:
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value, determined in aggregate, plus the fair value of associated derivative financial instruments. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to income.

LOANS RECEIVABLE:
Loans receivable that management has the intent and ability to hold until maturity are reported at the outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or unaccreted discounts on purchased loans. Loan origination fees, net of certain direct origination costs are deferred and amortized over the contractual life of the loan, as an adjustment of the yield, using the interest method.

IMPAIRED LOANS AND RELATED INCOME:
A loan is considered impaired when management determines that it is probable that all contractual amounts of principal and interest will not be paid as scheduled in the loan agreement. These loans may include nonaccrual loans past due 90 days or more, loans restructured in the current year, and other loans that management considers to be impaired.

When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed and charged against interest income. Income on nonaccrual loans is then recognized only when the loan is brought current, or when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. Interest income on restructured loans is recognized pursuant to the terms of new loan agreements. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan, the observable fair market value of the loan, or the fair value of the loan's collateral.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROVISION FOR LOAN LOSSES:
The allowance for loan losses is increased by the provision for loan losses charged to operations and is decreased by loan charge-offs, net of recoveries. Management estimates the provision for loan losses by evaluating known and inherent risks in the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, determination of the existence and realizable value of the collateral, and guarantees securing the loans. The allowance is based upon market factors and trends which extend beyond the Company's control, and which may result in losses or recoveries differing significantly from those provided for in the financial statements.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with the foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held-for-sale, management obtains independent appraisals for significant properties.

The majority of the Company's loan portfolio consists of consumer loans, commercial real estate loans and single-family residential loans secured by real estate in south central Montana. Real estate prices in this market have been stable. However, the ultimate collectibility of a substantial portion of the Company's loan portfolio may be susceptible to changes in local market conditions in the future.

MORTGAGE SERVICING RIGHTS:
The Company allocates its total cost in mortgage loans between mortgage servicing rights and loans, based upon their relative fair values, when loans are subsequently sold or securitized, with the servicing rights retained. Fair values are generally obtained through market survey data. Impairment of mortgage servicing rights is measured based upon the characteristics of the individual loans, including note rate, term, underlying collateral, current market conditions, and estimates of net servicing income. The Company accounts for its recorded value, and possible impairment of mortgage servicing rights, on a loan-by-loan basis.

Mortgage servicing rights are amortized in proportion to, and over the estimated period of, net servicing income, adjusted for actual loan prepayments.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REAL ESTATE OWNED:
Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the unpaid principal balance of the related loan or the fair market value of the real estate acquired less estimated selling costs. After foreclosure, management performs subsequent valuations, and the carrying value of a real estate owned property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

PROPERTY AND EQUIPMENT:
Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets, ranging from 3 to 35 years. The costs of maintenance and repairs are expensed as incurred, while major expenditures for renewals and betterments are capitalized.

INCOME TAXES:
Income taxes are accounted for under the asset and liability method. Accordingly, deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgement about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS:
The Bank expenses advertising costs as they are incurred. Advertising costs were $161,083, and $126,261 for the years ended June 30, 2001 and 2000, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN:
Compensation expense recognized for the Company's ESOP equals the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value of the shares at the time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released is deducted from stockholders' equity.

EARNINGS PER SHARE:
Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net income by the weighted average number of common shares used to compute basic EPS plus the incremental amount of potential common stock determined by the treasury stock method. For purposes of computing EPS, outstanding common shares include all shares issued to the Mutual Holding Company but exclude ESOP shares that have not been allocated or committed to be released for allocation to participants.

FINANCIAL INSTRUMENTS:
Effective July 1, 2000, the Company adopted FASB Statement No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133). SFAS 133 requires that all derivative financial instruments that qualify for hedge accounting be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments used as cash flow hedges are recognized as a component of comprehensive income. The adoption of SFAS 133 did not have a material effect on the Company's primary financial statements, but did increase comprehensive income in 2001 by $18,331 in the accompanying consolidated statements of shareholder's equity.

The carrying value of the Company's financial instruments approximates fair value. The fair value of the Company's financial instruments is generally determined by a third party's valuation of the underlying asset.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPACT OF NEW ACCOUNTING STANDARDS:
In July 2001, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 102 (SAB 102) "Selected Loan Loss Allowance Methodology and Documentation Issues". The Company is evaluating the effects of SAB 102.

RECLASSIFICATIONS:
Certain items in the 2000 financial statements have been reclassified to conform to the presentation in the 2001 financial statements. These reclassifications have no effect on the Bank's previously reported financial position or results of operation.



NOTE 3.         EARNINGS PER SHARE

The following table sets forth the compilation of basic and diluted earnings per share for the years ended June 30:


                                                                                 2001              2000*
                                                                                 ----               ----
                Weighted average shares outstanding
                  during the year on which basic earnings
                  per share is calculated                                    1,173,771         1,178,414
                Add: weighted average of stock
                  incentive shares held in treasury                              8,215                 -
                                                                         -------------     -------------
                Average outstanding shares on which
                  diluted earnings per share is calculated                   1,181,986         1,178,414
                                                                         =============     =============

                Net income applicable to common
                  stockholders                                           $   1,220,795     $     301,995
                                                                         =============     =============

                Basic earnings per share                                 $        1.04     $         .26
                                                                         =============     =============

                Diluted earnings per share                               $        1.03     $         N/A
                                                                         =============     =============



                * for the three month period from April 4, 2000 to June 30, 2000

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 4.         REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of June 30, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Office of Thrift Supervision (OTS) (as of November 29, 1999) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum tangible, core, and risk-based ratios as set forth in the table below. Since the most recent notification from the OTS, the Bank's ratios have improved. As a result, management believes that the Bank would be considered well-capitalized by the OTS at June 30, 2001 and 2000, respectively.

The Bank's actual capital amounts (in thousands) and ratios are presented in the table below.


                                                                                            TO BE CONSIDERED
                                                                                            WELL CAPITALIZED
                                                                                              UNDER PROMPT
                                                                   FOR CAPITAL                 CORRECTIVE
                                                ACTUAL          ADEQUACY PURPOSES             ACTION PROVISIONS
                               ------------------------     ------------------------    ------------------------
                                    AMOUNT        RATIO        AMOUNT          RATIO        AMOUNT         RATIO
                                    ------        -----        ------          -----        ------         -----

         AS OF JUNE 30, 2001:
           Tangible            $    18,315       11.04%     $     2,488        1.5%             N/A        N/A
           Leverage            $    18,315       11.04%     $     6,635        4.0%     $     8,293        5.0%
           Tier 1 risk-based   $    18,315       18.51%     $     3,958        4.0%     $     5,937        6.0%
           Total risk-based    $    18,975       19.18%     $     7,916        8.0%     $     9,895       10.0%

         AS OF JUNE 30, 2000:
           Tangible            $    17,149       11.27%     $     2,282        1.5%             N/A        N/A
           Leverage            $    17,149       11.27%     $     6,086        4.0%     $     7,607        5.0%
           Tier 1 risk-based   $    17,149       18.50%     $     3,709        4.0%     $     5,563        6.0%
           Total risk-based    $    17,861       19.26%     $     7,417        8.0%     $     9,272       10.0%


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 4.         REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

A reconciliation of the Bank's capital (in thousands) determined by generally accepted accounting principles to capital defined for regulatory purposes, is as follows:


                                                                          JUNE 30,
                                                          ---------------------------------------
                                                                  2001                 2000
                                                          ------------------    ------------------
         Capital determined by generally
           accepted accounting principles                 $           18,467    $           16,830
         Unrealized (gain) loss on securities
           available-for-sale                                           (134)                  319
         Unrealized gain on forward delivery
           commitments                                                   (18)                   -
                                                          ------------------    ------------------
         Tier I (core) capital                                        18,315                17,149
         Unallocated allowance for loan losses                           660                   712
                                                          ------------------    ------------------
             Total risk based capital                     $           18,975    $           17,861
                                                          ==================    ==================


DIVIDEND LIMITATIONS
Under OTS regulations that became effective April 1, 1999, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus net income retained for the two preceding years. Dividends in excess of such amount requires OTS approval. The Bank has not paid any dividends to the Company through June 30, 2001. The Company had paid four quarterly dividends of $.07 per share to its shareholders for the year ended June 30, 2001.

LIQUIDATION RIGHTS
All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have liquidation rights with respect to the Mutual Holding Company.



NOTE 5.         RESTRICTIONS ON CASH AND DUE FROM BANKS

The Company is required to maintain cash reserves on deposit with the Federal Reserve Bank based on deposits.

As of June 30, 2001 and 2000, the Company was required to have aggregate cash deposits with the Federal Reserve Bank of approximately $278,000 and $351,000, respectively.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 6.         INVESTMENT SECURITIES

The Company's investment policy requires that the Company purchase only high-grade investment securities. Municipal obligations are categorized as "AAA" or better by a nationally recognized statistical rating organization. These ratings are achieved because the securities are backed by the full faith and credit of the municipality and also supported by third-party credit insurance policies. Mortgage backed securities and collateralized mortgage obligations are issued by government sponsored corporations, including Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, and the Guaranteed National Mortgage Association. The amortized cost and estimated fair values of securities, together with unrealized gains and losses, are as follows:


                                                           GROSS                 GROSS
                                     AMORTIZED          UNREALIZED            UNREALIZED              FAIR
                                       COST                GAINS               (LOSSES)               VALUE
                               ------------------  ------------------    ------------------    ------------------
     JUNE 30, 2001:
     AVAILABLE-FOR-SALE:
       U.S. government and
         agency obligations    $        4,566,644  $           42,694    $              -      $        4,609,338
       Municipal obligations            4,303,574                  -                (58,672)            4,244,902
       Corporate obligations            7,114,917             190,667                    -              7,305,584
       Mortgage-backed
         securities                     4,029,519              73,726                    -              4,103,245
       Collateralized
         mortgage obligations           1,190,586                  -                 (4,304)            1,186,282
       Corporate preferred
             stock                        150,000               4,169                    -                154,169
                               ------------------  ------------------    ------------------    ------------------
           Total               $       21,355,240  $          311,256    $          (62,976)   $       21,603,520
                               ==================  ==================    ==================    ==================

     HELD-TO-MATURITY:
       U.S. government and
         agency obligations    $        1,395,905  $           19,267    $              -      $        1,415,172
       Municipal obligations            1,078,681              13,070                    -              1,091,751
       Mortgage-backed
         securities                     4,096,208              54,241                    -              4,150,449
                               ------------------  ------------------    ------------------    ------------------
           Total               $        6,570,794  $           86,578    $              -      $        6,657,372
                               ==================  ==================    ==================    ==================


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 6.         INVESTMENT SECURITIES (CONTINUED)


                                                           GROSS                 GROSS
                                     AMORTIZED          UNREALIZED            UNREALIZED              FAIR
                                       COST                GAINS               (LOSSES)               VALUE
                               ------------------  ------------------    ------------------    ------------------
     JUNE 30, 2000:
     AVAILABLE-FOR-SALE:
       U.S. government and
         agency obligations    $        4,250,803  $            -        $          (99,656)   $        4,151,147
       Municipal obligations            3,307,967               -                  (251,657)            3,056,310
       Corporate obligations            6,184,453               -                  (122,998)            6,061,455
       Mortgage-backed
         securities                     4,623,260               -                   (40,258)            4,583,002
       Collateralized
         mortgage obligations             372,372               -                   (11,067)              361,305
       Corporate preferred
             stock                        201,398               -                      (398)              201,000
                               ------------------  ------------------    ------------------    ------------------
           Total               $       18,940,253  $            -        $         (526,034)   $       18,414,219
                               ==================  ==================    ==================    ==================

     HELD-TO-MATURITY:
       U.S. government and
         agency obligations    $        2,888,392  $            -        $          (29,659)   $        2,858,733
       Municipal obligations            1,069,806               -                   (21,234)            1,048,572
       Mortgage-backed
         securities                     5,964,489               -                  (164,775)            5,799,714
                               ------------------  ------------------    ------------------    ------------------
           Total               $        9,922,687  $            -        $         (215,668)   $        9,707,019
                               ==================  ==================    ==================    ==================


The Company has not entered into any interest rate swaps, options, or futures contracts relating to investment securities.

Gross recognized gains and (losses) on securities available-for-sale were $4,755 and ($30,355) for the years ended June 30, 2001 and 2000, respectively.

The amortized cost and estimated fair value of securities at June 30, 2001 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 6.         INVESTMENT SECURITIES (CONTINUED)


                                                                        JUNE 30, 2001
                               ---------------------------------------------------------------------------------
                                              HELD-T0-MATURITY                         AVAILABLE-FOR-SALE
                                                SECURITIES                                SECURITIES
                               ------------------------------------------------------------------------------------
                                      AMORTIZED             FAIR                AMORTIZED               FAIR
                                        COST                VALUE                 COST                  VALUE
                                        ----                -----                 ----                  -----

     Due in one year           $        1,395,905  $        1,415,172    $        1,183,281    $       1,198,120
     Due after one year
       through five years                 523,176             527,345             7,230,342            7,448,380
     Due after five years
       through ten years                  291,196             295,575             1,024,579            1,018,683
     Due after ten years                  264,309             268,831             6,546,933            6,494,641
                               ------------------  ------------------    ------------------    -----------------
                                        2,474,586           2,506,923            15,985,135           16,159,824
     Preferred stock                           -                   -                150,000              154,169
     Mortgaged-backed
       securities                       4,096,208           4,150,449             4,029,519            4,103,245
     Collateralized
       mortgage
       obligations                             -                   -              1,190,586            1,186,282
                               ------------------  ------------------    ------------------    -----------------

         Total                 $        6,570,794  $        6,657,372    $       21,355,240    $      21,603,520
                               ==================  ==================    ==================    =================


Maturities of securities do not reflect repricing opportunities present in adjustable rate securities, nor do they reflect expected shorter maturities based on early prepayment of principal.

A federal agency obligation bond with amortized cost of approximately $499,000 and $501,000 has been pledged to the Federal Reserve Bank to serve as collateral for the Company's treasury, tax, and loan account at June 30, 2001 and 2000, respectively. All other securities are held at the Federal Home Loan Bank for safekeeping. Company-owned investments totaling $14,624,000 as of June 30, 2001, are pledged as collateral for the advances from the Federal Home Loan Bank as described in Note 11.

A municipal bond with amortized cost of $181,000 has been pledged to serve as security for a deposit over $100,000 held by the Company at June 30, 2001. There were no securities pledged for public accounts at June 30, 2000.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 7.         LOANS RECEIVABLE

Loans receivable consist of the following:


                                                                                   JUNE 30,
                                                                  --------------------------------------
                                                                         2001                 2000
                                                                 ------------------    ------------------
                First mortgage loans
                  Residential mortgage (1 - 4 family)            $       75,961,742    $       74,336,713
                  Commercial real estate                                  9,062,769             7,784,333
                  Real estate construction                                1,981,968             1,453,371
                Other loans
                  Home Equity                                            15,698,367            13,654,250
                  Consumer                                               10,362,135             8,279,048
                  Commercial                                              2,720,740             2,757,708
                                                                 ------------------    ------------------
                    Total                                               115,787,721           108,265,423
                Less:  Allowance for loan losses                           (688,282)             (712,165)
                          Deferred loan fees, net                          (121,544)             (105,821)
                                                                 -------------------   ------------------
                      Total                                      $      114,977,895    $      107,447,437
                                                                 ==================    ==================


Loans net of related allowance for loan losses on which the accrual of interest has been discontinued were $407,189 and $504,494 at June 30, 2001 and 2000, respectively. Interest income not accrued on these loans and cash interest income were immaterial for the years ended June 30, 2001 and 2000. The allowance for loan losses on nonaccrual loans as of June 30, 2001 and 2000 was $20,118 and $24,321, respectively. The Company expects to collect all amounts due on nonaccrual loans, including interest accrued at contractual rates, accordingly there are no loans considered impaired at June 30, 2001 and 2000.

The following is a summary of changes in the allowance for loan losses:


                                                                             YEARS ENDED JUNE 30,
                                                                  ---------------------------------------
                                                                          2001                 2000
                                                                  ------------------    ------------------
                BALANCE, beginning of period                      $          712,165    $          736,624
                  Reclassification to REO reserve                            (13,725)              (11,519)
                  Provision charged to operations                                 -                 15,000
                  Charge-offs                                                (29,037)              (30,623)
                  Recoveries                                                  18,879                 2,683
                                                                  ------------------    ------------------

                BALANCE, end of period                            $          688,282    $          712,165
                                                                  ==================    ==================


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 7.         LOANS RECEIVABLE (CONTINUED)

Loans are granted to directors and officers of the Company in the ordinary course of business. Such loans are made in accordance with policies established for all loans of the Company, except that directors, officers, and employees may be eligible to receive discounts on loan origination costs.

Loans receivable from directors and senior officers of the Company at June 30, 2001 and 2000, were $96,248 and $80,927, respectively. Interest income from these loans was $5,273 and $7,092 for the years ended June 30, 2001 and 2000, respectively.



NOTE 8.         MORTGAGE SERVICING RIGHTS

The Company is servicing loans for the benefit of others totaling approximately $110,475,000 and $111,194,000 at June 30, 2001 and 2000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $453,000 and $524,000 at June 30, 2001 and 2000, respectively.

The following is a summary of activity in mortgage servicing rights:


                                                                              YEARS ENDED JUNE 30,
                                                               ---------------------------------------
                                                                       2001                 2000
                                                               ------------------    ------------------
                BALANCE, beginning of period                   $        1,338,271    $        1,279,041
                Mortgage servicing rights capitalized                     150,029               183,943
                Amortization of mortgage servicing
                  rights                                                 (172,481)             (124,713)
                                                               -------------------   ------------------

                BALANCE, end of period                         $        1,315,819    $        1,338,271
                                                               ==================    ==================


No write-offs of mortgage servicing rights have occurred during the years ended June 30, 2001 and 2000. Management has assessed the need for a valuation allowance and determined that none is required.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 9.         PROPERTY AND EQUIPMENT

Property and equipment and related depreciation are summarized by major classification as follows:


                                                                               JUNE 30,
                                                              ----------------------------------------
                                                                      2001                 2000
                                                              ------------------    ------------------
                Land, buildings, and improvements             $        7,743,396    $        7,737,700
                Furniture and equipment                                2,671,944             2,820,932
                                                              ------------------    ------------------
                    Total                                             10,415,340            10,558,632
                Accumulated depreciation                              (3,909,713)           (3,596,551)
                                                              ------------------    ------------------
                    Total                                     $        6,505,627    $        6,962,081
                                                              ==================    ==================


Depreciation expense totaled $513,664 and $515,262 for the years ended June 30, 2001 and 2000, respectively.



NOTE 10.        DEPOSITS

Deposits are summarized as follows:


                                                                                JUNE 30,
                                                                ---------------------------------------
                                                                        2001                 2000
                                                                ----------------     ------------------
                Noninterest checking                            $      6,486,306    $        5,732,528
                Interest-bearing checking (1.00%, 1.50%)              22,535,586            22,849,549
                Passbook (3.00%, 3.00%)                               20,688,121            20,936,122
                Money market (3.78%, 3.71%)                           17,399,325            14,716,098
                Time certificates of deposit
                (2001, 4.02% - 6.58%; 2000, 4.50% - 7.70%)            66,940,992            60,278,708
                                                                ----------------      ------------------
                                                                $    134,050,330    $      124,513,005
                                                                ================      ==================


The weighted average cost of funds was 3.72% and 3.95% at June 30, 2001 and 2000, respectively.

Time certificates of deposit maturities at June 30, 2001 are as follows:


                Within one year                                  $    54,141,483
                One to two years                                      10,019,743
                Two to three years                                     1,781,755
                Four to five years                                       654,031
                Thereafter                                               343,980
                                                                 ---------------
                    Total                                        $    66,940,992
                                                                 ===============


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 10.        DEPOSITS (CONTINUED)

Interest expense on deposits is summarized as follows:


                                                                                        YEARS ENDED JUNE 30,
                                                                         ---------------------------------------
                                                                                  2001                2000
                                                                         ------------------    ------------------

                Checking                                                 $          250,778    $          467,060
                Passbook                                                            614,781               630,993
                Money market                                                        601,884               419,289
                Time certificates of deposit                                      3,648,838             2,998,959
                                                                         ------------------    ------------------

                    Total                                                $        5,116,281    $        4,516,301
                                                                         ==================    ==================


At June 30, 2001 and 2000, the Company held $16,554,000 and $14,912,000, respectively, in deposit accounts of $100,000 or more. Deposit accounts in excess of $100,000 are not insured by the FDIC.

Directors' and senior officers' deposit accounts at June 30, 2001 and 2000, were $354,875 and $320,776, respectively.



NOTE 11.        ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank mature as follows:


                                                                                           JUNE 30,
                                                                         ---------------------------------------
                MATURING PERIOD                                                  2001                 2000
                ---------------                                          ------------------    ------------------
                Line of credit                                           $              -      $        1,375,000
                Within one year                                                   2,100,000               266,667
                One to two years                                                    100,000               266,667
                Two to three years                                                  100,000               266,667
                Three to four years                                               5,100,000               266,666
                Four to five years                                                3,100,000             5,197,222
                Thereafter                                                          943,889             1,043,889
                                                                         ------------------    ------------------

                                                                         $       11,443,889    $        8,682,778
                                                                         ==================    ==================


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 11.        ADVANCES FROM THE FEDERAL HOME LOAN BANK (CONTINUED)

One advance requires annual principal payments of $100,000. The remaining advances are due at maturity. Two advances are subject to quarterly put options that would allow the FHLB to require the Company to repay the advance ahead of their scheduled maturity. The next put dates are July 16, 2001 and September 15, 2001. The advances are subject to prepayment penalties. The interest rates on advances are fixed. The weighted average interest rate for advances at June 30, 2001 and 2000 was 6.15% and 6.42%, respectively. The weighted average amount outstanding was $10,836,000 and $10,087,000 for the years ended June 30, 2001 and 2000, respectively.

The maximum amount outstanding at any month-end was $12,174,445 and $14,127,222 during the years ended June 30, 2001 and 2000, respectively.

The advances are collateralized by U.S. Federal agency securities subject to various pledge requirements. At June 30, 2001 and 2000, the Company exceeded the collateral requirements of the FHLB. The Company's investment in FHLB stock is also pledged as collateral on these advances.

The total FHLB funding line available to the Company at June 30, 2001, was 25% of total Bank assets, or approximately $41,800,000.



NOTE 12.        INCOME TAXES

The components of the Company's income tax provision (benefit) are as follows:


                                                                   YEARS ENDED JUNE 30,
                                                    ---------------------------------------
                                                             2001                 2000
                                                    ------------------    ------------------
                Current:
                  U.S. federal                      $          538,129    $          421,361
                  Montana                                      112,710                87,821
                                                    ------------------    ------------------
                                                               650,839               509,182
                                                    ------------------    ------------------
                Deferred:
                  U.S. federal                                 (25,200)              (15,000)
                  Montana                                       (1,000)                4,000
                                                    ------------------    ------------------
                                                               (26,200)              (11,000)
                                                    ------------------    ------------------

                    Total                           $          624,639    $          498,182
                                                    ==================    ==================

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 12.        INCOME TAXES (CONTINUED)

The nature and components of deferred tax assets and liabilities, which are a component of accrued liabilities in the accompanying statement of financial condition, are as follows:


                                                                                          JUNE 30,
                                                                         ---------------------------------------
                                                                                 2001                  2000
                                                                         ------------------    ------------------
                Deferred tax assets:
                  Deferred compensation                                  $          232,000    $          223,000
                  Allowance for loan losses (state only)                             47,000                48,000
                  Deferred loan fees                                                 50,000                41,000
                  Securities available-for-sale                                          -                202,000
                  Other                                                              14,000                41,000
                                                                         ------------------    ------------------
                    Total deferred tax assets                                       343,000               555,000
                                                                         ------------------    ------------------

                Deferred tax liabilities:
                  Accumulated depreciation                                          142,000               184,000
                  FHLB stock                                                        462,000               424,000
                  Securities available-for-sale                                      88,000                    -
                  Unrealized gain on hedging                                         11,000                    -
                  Interest receivable                                                 1,000                 1,000
                  Allowance for loan losses (Federal only)                           91,000               113,000
                  Other                                                               3,000                16,000
                                                                         ------------------    ------------------
                    Total deferred tax liabilities                                  798,000               738,000
                                                                         ------------------    ------------------

                Net deferred tax liability                               $          455,000    $          183,000
                                                                         ==================    ==================


The Company believes, based upon the available evidence, that all deferred tax assets will be realized in the normal course of operations. Accordingly, these assets have not been reduced by a valuation allowance.

A reconciliation of the Company's effective income tax provision to the statutory federal income tax rate is as follows:


                                                                                      YEARS ENDED JUNE 30,
                                                                         ---------------------------------------
                                                                                 2001                  2000
                                                                         ------------------    ------------------
                Federal income taxes at the
                  statutory rate of 34%                                  $          627,448    $          529,270
                State income taxes                                                   88,000                65,300
                Nontaxable income                                                   (92,930)              (88,870)
                Other, net                                                            2,121                (7,518)
                                                                         ------------------    ------------------

                Income tax expense                                       $          624,639    $          498,182
                                                                         ==================    ==================

                Effective tax rate                                                   33.8%                 32.0%
                                                                         =================     =================


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 12.        INCOME TAXES (CONTINUED)

Prior to January 1, 1987, the Company was allowed a special bad debt deduction limited generally in the current year to 32% (net of preference tax) of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. Retained earnings include approximately $915,000 at June 30, 2001 and 2000, for which federal income tax has not been provided.



NOTE 13. COMPREHENSIVE INCOME

The Company has adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available-for-sale. In accordance with SFAS No. 130, the Company has reported its comprehensive income for fiscal 2001 and 2000 in consolidated statements of changes in stockholders' equity.

The Company's other comprehensive income or loss is summarized as follows for the years ended June 30:


                                                                                 2001                 2000
                                                                                 ----                 ----
         Net unrealized holding gain or loss arising during the year:

           Available for sale securities, net of related
           income tax (expense) benefit of $(299,592)
           and $60,539, respectively                                     $          479,478    $         (136,029)

           Forward delivery commitments, net of
           related income tax expense of $11,454                                     18,331                    -

         Reclassification adjustment for net realized
         (gain) loss included in net income, net of
         related income tax (expense) benefit of
         ($1,829) and $11,673, respectively                                          (2,926)               18,682
                                                                         ------------------    ------------------

                Other comprehensive income (loss)                        $          494,883    $         (117,347)
                                                                         ==================    ===================


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 14. EMPLOYEE BENEFITS

PROFIT SHARING PLAN:
The Company provides a noncontributory profit sharing plan for eligible employees who have completed one year of service. The amount of the Company's annual contribution, limited to a maximum of 15% of qualified employees' salaries, is determined by the Board of Directors. Profit sharing expense was $150,516 and $165,355 for the years ended June 30, 2001 and 2000, respectively.

The Company's profit sharing plan includes a 401(k) feature. At the discretion of the Board of Directors, the Company may match up to 50% of participants' contributions up to a maximum of 4% of participants' salaries. For the years ended June 30, 2001 and 2000, the Company's match totaled $28,640 and $22,243, respectively.

DEFERRED COMPENSATION PLANS:
The Company has entered into a deferred compensation agreement for the benefit of a previous director/employee. The agreement provides for payment of $2,000 per month for the employee's and spouse's lifetime. The liability was $19,286 and $40,799 at June 30, 2001 and 2000, respectively, based upon the present value of the payments over the expected lifetime of the beneficiaries, discounted at 8%.

The Company has entered into deferred compensation contracts with current key employees. The contracts provide fixed benefits payable in equal annual installments upon retirement. The Company purchased life insurance contracts that may be used to fund the payments. The charge to expense is based on the present value computations of anticipated liabilities. For the years ended June 30, 2001 and 2000, the total expense was $74,484 and to $75,090, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN:
In connection with the Reorganization and Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed $368,048 from Eagle Bancorp and used the funds to purchase 46,006 shares of common stock in the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan that has a ten-year term and bears interest at 8%. The ESOP uses these contributions, and any dividends received by the ESOP on unallocated shares, to make principal and interest payments on the loan.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000





NOTE 14. EMPLOYEE BENEFITS (CONTINUED)

EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED):
Shares purchased by the ESOP are held in a suspense account by the plan trustee until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed seven years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

Total ESOP expense of $50,821 and $18,837 was recognized in fiscal 2001 and 2000 for 4,600 shares and 2,300 shares committed to be released to participants during the years ended June 30, 2001 and 2000 with respect to the plan years ending December 31, 2000 and 1999. The cost of the 39,106 ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity ($312,848 at June 30, 2001). The fair value of these shares was approximately $454,000 at that date.

STOCK INCENTIVE PLAN:
The Company adopted the Stock Incentive Plan (the Plan) on October 19, 2000. The Plan provides for different types of awards including stock options, restricted stock and performance shares. Under the Plan, 23,000 shares of restricted stock were granted during 2001. These shares of restricted stock vest in equal installments over five years beginning one year from the grant date. There were no stock options granted under the Plan as of June 30, 2001.



NOTE 15. COMMITMENTS AND CONTINGENCIES

The Company is involved in certain claims and legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, does not anticipate losses on any of these claims or actions that would have a material adverse effect on the consolidated financial statements.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000



NOTE 16. SUPPLEMENTAL CASH FLOW INFORMATION
-------------------------------------------

                                                                                 2001                 2000
                                                                                 ----                 ----
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest                                 $        5,774,433    $        5,222,385
                                                                         ==================    ==================

  Cash paid during the year for income taxes                             $          577,000    $          422,000
                                                                         ==================    ==================

NON-CASH INVESTING ACTIVITIES:
  Real estate acquired through the settlement of loans                   $              -      $          131,360
                                                                         ==================    ==================

  (Increase) decrease in market value of
    securities available-for-sale                                        $         (779,070)   $          196,568
                                                                         ===================   ==================

  Mortgage servicing rights capitalized                                  $          150,029    $          183,943
                                                                         ==================    ==================

  ESOP shares released                                                   $           50,821    $           18,837
                                                                         ==================    ==================


NOTE 17. FINANCIAL INSTRUMENTS
------------------------------

All financial instruments held or issued by the Company are held or issued for purposes other than trading. In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit and forward delivery commitments for the sale of whole loans to the secondary market.

COMMITMENTS TO EXTEND CREDIT - In response to marketplace demands, the Company routinely makes commitments to extend credit for fixed rate and variable rate loans with or without rate lock guarantees. When rate lock guarantees are made to customers, the Company becomes subject to market risk for changes in interest rates that occur between the rate lock date and the date that a firm commitment to purchase the loan is made by a secondary market investor. Generally, as interest rates increase, the market value of the loan commitment goes down. The opposite effect takes place when interest rates decline.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000


NOTE 17. FINANCIAL INSTRUMENTS (CONTINUED)
------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as the borrower satisfies the Company's underwriting standards and related provisions of the borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Collateral is required for substantially all loans, and normally consists of real property. The Company's experience has been that substantially all loan commitments are completed or terminated by the borrower within 3 to 12 months.

The notional amount of the Company's commitments to extend credit at fixed and variable interest rates were approximately $4,616,000 and $3,013,000 at June 30, 2001 and 2000, respectively. Fixed rate commitments are extended at rates ranging from 5.875% to 8.00% and 6.0% to 8.75% at June 30, 2001 and 2000,
respectively. The Company has lines of credit representing credit risk of approximately $9,295,000 and $7,703,000 at June 30, 2001 and 2000, respectively, of which approximately $3,995,000 and $3,185,000 had been drawn at June 30, 2001 and 2000, respectively. The Company has credit cards issued representing credit risk of approximately $2,085,000 and $1,773,000 at June 30, 2001 and 2000,
respectively, of which approximately $362,000 and $280,000 had been drawn at June 30, 2001 and 2000, respectively.

FORWARD DELIVERY COMMITMENTS - The Company uses mandatory sell forward delivery commitments to sell whole loans. These commitments are also used as a hedge against exposure to interest-rate risks resulting from rate locked loan origination commitments on certain mortgage loans held-for-sale. Gains and losses in the items hedged are deferred and recognized in other comprehensive income until the commitments are completed. At the completion of the commitments the gains and losses are recognized in the Company's income statement. As of June 30, 2001 and 2000, the Company had entered into commitments to deliver approximately $3,003,000 and $861,000, respectively, in loans to various investors, all at fixed interest rates ranging from 5.875% to 7.25% and 5.875% to 7.875%, at June 30, 2001 and 2000, respectively. The Company had approximately $30,000 and $0 of gains deferred as a result of the forward delivery commitments entered into as of June 30, 2001 and 2000, respectively. The total amount of the gain is expected to be taken into income within the next twelve months.

The Company did not have any gains or losses reclassified into earnings as a result of the ineffectiveness of its hedging activities. The Company considers its hedging activities to be completely effective.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000

NOTE 17. FINANCIAL INSTRUMENTS (CONTINUED)
------------------------------------------

The Company did not have any gains or losses reclassified into earnings as a result of the discontinuance of cash flow hedges because it was probable that the original forecasted transaction would not occur by the end of the originally specified time frame as of June 30, 2001.



NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

The estimated fair value amounts of financial instrument have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required to interpret data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                   JUNE 30,
                               ---------------------------------------------------------------------------------
                                                            2001                                         2000
                               --------------------------------------    ---------------------------------------
                                     CARRYING           ESTMATED              CARRYING              ESTIMATED
                                      AMOUNT           FAIR VALUE              AMOUNT               FAIR VALUE
                               ------------------  ------------------    -----------------     -----------------
         FINANCIAL ASSETS:
           Cash and interest-
           bearing accounts        $    8,352,032  $        8,352,032    $        3,477,650    $        3,477,650
           Investment securities
             available-for-sale        21,603,520          21,603,520            18,414,219            18,414,219
           Investment securities
             held-to-maturity           6,570,794           6,657,372             9,922,687             9,707,019
           Federal Home Loan
             Bank stock                 1,487,300           1,487,300             1,393,000             1,393,000
           Mortgage loans
             held-for-sale              3,033,244           3,033,244               861,290               861,290
           Loans receivable, net      114,977,895         117,928,000           107,447,437           106,736,000
           Mortgage servicing
             rights                     1,315,819           1,315,819             1,338,271             1,341,453
           Cash surrender value
             of life insurance          2,140,524           2,140,524             2,040,973             2,040,973

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000


NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
--------------------------------------------------------


                                                                   JUNE 30,
                               ---------------------------------------------------------------------------------
                                                            2001                                         2000
                               --------------------------------------    ---------------------------------------
                                     CARRYING           ESTMATED              CARRYING              ESTIMATED
                                      AMOUNT           FAIR VALUE              AMOUNT              FAIR VALUE
                               ------------------  ------------------    -----------------     -----------------
         FINANCIAL LIABILITIES:
           Deposits                    67,109,338          67,109,338            64,234,297            64,234,297
           Time certificates
             of deposit                66,940,992          67,880,000            60,278,708            60,255,000
           Advances from Federal
             Home Loan Bank            11,443,889          11,816,500             8,682,778             8,656,000


The following methods and assumptions were used by the Company in estimating the fair value of the following classes of financial instruments.

CASH AND INTEREST-BEARING ACCOUNTS - The carrying amounts approximate fair value due to the relatively short period of time between the origination of these instruments and their expected realization.

INVESTMENT SECURITIES AND STOCK IN THE FHLB - The fair value of investment securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of stock in the FHLB approximates redemption value.

LOANS RECEIVABLE AND MORTGAGE LOANS HELD-FOR-SALE - Fair values are estimated by stratifying the loan portfolio into groups of loans with similar financial characteristics. Loans are segregated by type such as real estate, commercial, and consumer, with each category further segmented into fixed and adjustable rate interest terms.

For mortgage loans, including loans held-for-sale, the Company uses the secondary market rates in effect for loans that have similar characteristics. The fair value of other fixed rate loans is calculated by discounting scheduled cash flows through the anticipated maturities adjusted for prepayment estimates. Adjustable interest rate loans are assumed to approximate fair value because they generally reprice within the short term.

Fair values are adjusted for credit risk based on assessment of risk identified with specific loans, and risk adjustments on the remaining portfolio based on credit loss experience.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000


NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
--------------------------------------------------------

Assumptions regarding credit risk are judgmentally determined using specific borrower information, internal credit quality analysis, and historical information on segmented loan categories for non-specific borrowers.

MORTGAGE SERVICING RIGHTS - Fair values are estimated by stratifying the mortgage servicing portfolio into groups of loans with similar financial characteristics, such as loan type, interest rate, and expected maturity. The Company obtains market survey data estimates and bid quotations from secondary market investors who regularly purchase mortgage servicing rights. Assumptions regarding loan payoffs are determined using historical information on segmented loan categories for nonspecific borrowers.

CASH SURRENDER VALUE OF LIFE INSURANCE - The carrying amount for cash surrender value of life insurance approximates fair value as policies are recorded at redemption value.

DEPOSITS AND TIME CERTIFICATES OF DEPOSIT - The fair value of deposits with no stated maturity, such as checking, passbook, and money market, is equal to the amount payable on demand. The fair value of time certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities.

ADVANCES FROM THE FHLB - The fair value of the Company's short-term advances are estimated using discounted cash flow analysis based on the interest rate that would be effective June 30, 2001, if the advances repriced according to their stated terms.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000



NOTE 19.        CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
-------------------------------------------------------------

Set forth below is the condensed statements of financial condition as of June 30, 2001 and 2000, of Eagle together with the related condensed statements of income and cash flows for the year ended June 30, 2001 and the three months ended June 30, 2000.

                   Condensed Statements of Financial Condition

                                                                                 2001                   2000
                                                                                 ----                   ----
         ASSETS
         Cash and cash equivalents                                       $         164,249     $         284,475
         Securities available-for-sale                                           1,082,812             1,192,980
         Investment in American Federal Savings Bank                            18,448,820            16,829,523
         Other assets                                                               32,472                32,252
                                                                         -----------------     -----------------

             Total assets                                                $      19,728,353     $      18,339,230
                                                                         =================     =================

         LIABILITIES
         Accounts payable and accrued expenses                                      44,441                10,088
         Stockholders' Equity                                                   19,683,912            18,329,142
                                                                         -----------------     -----------------

             Total liabilities and stockholders' equity                  $      19,728,353     $      18,339,230
                                                                         =================     =================

                         Condensed Statements of Income

         Interest income                                                 $          90,066     $          21,866
         Other income                                                                2,203                     -
         Noninterest expense                                                       (10,000)               (2,500)
                                                                         -----------------     -----------------
           Income before income taxes                                               82,269                19,366
         Income tax expense                                                         27,622                10,139
                                                                         -----------------     -----------------
         Income before equity in undistributed earnings
           American Federal Savings Bank                                            54,647                 9,227
         Equity in undistributed earnings American Federal
           Bank                                                                  1,166,148               292,768
                                                                         -----------------     -----------------

         Net income                                                      $       1,220,795     $         301,995
                                                                         =================     =================

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000



NOTE 19.        CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------

                       Condensed Statements of Cash Flows

                                                                                 2001                  2000
                                                                                 ----                  ----
         CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income                                                      $       1,220,795     $         301,995
         Adjustments to reconcile net income to net cash
           used in operating activities:
         Equity in undistributed earnings of American
           Federal Savings Bank                                                 (1,166,148)             (292,768)
         Other adjustments, net                                                     67,939                (1,269)
                                                                         -----------------     -----------------

             Net cash provided by operating activities                             122,586                 7,958
                                                                         -----------------     -----------------

         CASH FLOWS FROM INVESTING ACTIVITIES:
         Cash contribution to American Federal Savings Bank                              -            (2,000,000)
         Purchase of securities:
           Investment securities available-for-sale                               (150,000)             (798,481)
           Mortgage-backed securities available-for-sale                                 -              (411,904)
         Proceeds from maturities, calls and principal payments:
           Mortgage-backed securities available-for-sale                            99,190                11,264
         Proceeds from sale of investment available-for-sale                       201,396                     -
                                                                         -----------------     -----------------

             Net cash provided by (used in) investing activities                   150,586            (3,199,121)
                                                                         -----------------     -----------------

         CASH FLOWS FROM FINANCING ACTIVITIES:
         Net proceeds from stock offering                                                -             3,853,686
         Initial capitalization of Eagle Financial, MHC                                  -               (10,000)
         ESOP shares loan                                                                -              (368,048)
         Payments to purchase treasury stock                                      (235,000)                    -
         Dividends paid                                                           (158,398)                    -
                                                                         -----------------     -----------------
             Net cash provided by (used in) financing
               activities                                                         (393,398)            3,475,638
                                                                         -----------------     -----------------

         Net increase (decrease) in cash and cash equivalents                     (120,226)              284,475

         Cash and cash equivalents at beginning of period                          284,475                     -
                                                                         -----------------     -----------------

         Cash and cash equivalents at end of period                      $         164,249     $         284,475
                                                                         =================     =================

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000



NOTE 20.        QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
-----------------------------------------------------------

The following is a condensed summary of quarterly results of operations for the years ended June 30, 2001 and 2000:

                                       FIRST               SECOND                 THIRD                FOURTH
                                      QUARTER              QUARTER               QUARTER               QUARTER
                                      -------              -------               -------               -------
Year ended June 30, 2001
         Interest and
           dividend income     $        2,730,452  $        2,777,476    $        2,805,029    $        2,856,236
         Interest expense               1,377,551           1,466,437             1,482,947             1,465,865
                               ------------------  ------------------    ------------------    ------------------

         Net interest income            1,352,901           1,311,039             1,322,082             1,390,371
         Provision for loan
           losses                              -                   -                     -                     -
         Non-interest income              343,303             401,378               399,920               501,308
         Non-interest expense           1,248,373           1,316,754             1,300,369             1,311,372
                               ------------------  ------------------    ------------------    ------------------

         Income before income
           tax expense                    447,831             395,663               421,633               580,307
         Income tax expense               144,280             124,084               149,735               206,540
                               ------------------  ------------------    ------------------    ------------------

         Net income            $          303,551  $          271,579    $          271,898    $          373,767
                               ==================  ==================    ==================    ==================

Basic earnings per common share
                               $              .26  $              .23    $              .23    $              .32
                               ==================  ==================    ==================    ==================

Diluted earnings per common share
                               $              n/a  $              n/a    $              .23    $              .32
                               ==================  ==================    ==================    ==================

Year ended June 30, 2000
         Interest and
           dividend income     $        2,507,974  $        2,529,674    $        2,534,326    $        2,628,562
         Interest expense               1,288,004           1,277,440             1,285,926             1,313,873
                               ------------------  ------------------    ------------------    ------------------

         Net interest income            1,219,970           1,252,234             1,248,400             1,314,689
         Provision for loan
           losses                          15,000                  -                     -                     -
         Non-interest income              332,373             357,620               338,497               374,147
         Non-interest expense           1,208,664           1,204,688             1,215,108             1,237,793
                               ------------------  ------------------    ------------------    ------------------

         Income before income
           tax expense                    328,679             405,166               371,789               451,043
         Income tax expense               120,117             110,017               119,000               149,048
                               ------------------  ------------------    ------------------    ------------------

         Net income            $          208,562  $          295,149    $          252,789    $          301,995
                               ==================  ==================    ==================    ==================

Basic earnings per common
  share                        $              n/a  $              n/a    $              n/a    $              .26
                               ==================  ==================    ==================    ==================

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2001 and 2000



NOTE 21.        SUBSEQUENT EVENT
--------------------------------

The Board announced on July 20, 2001 the declaration of a cash dividend of $.10 per share for the fourth quarter. It is payable August 24, 2001 to shareholders of record at the close of business August 3, 2001. Eagle Financial MHC, Eagle's mutual holding company, has waived its right to receive dividends on the 648,493 shares of Eagle that Eagle Financial MHC holds.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant causes this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                           EAGLE BANCORP


                                           /s/ Larry A. Dreyer
                                           -------------------------
                                           Larry A. Dreyer
                                           President and Chief Executive Officer

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


  Signatures                         Title                                     Date
  ----------                         -----                                     ----

/s/ Larry A. Dreyer                 President, Chief Executive                9/17/01
-------------------------------     Officer and Director (Principal      -----------------
    Larry A. Dreyer                 Executive Officer)


/s/ Peter J. Johnson                Senior Vice President                     9/14/01
-------------------------------     And Treasurer (Principal             -----------------
    Peter J. Johnson                Financial/Accounting Officer


/s/ Robert L. Pennington            Chairman                                  9/17/01
-------------------------------                                          -----------------
    Robert L. Pennington


/s/ Charles G. Jacoby               Vice Chairman                             9/14/01
-------------------------------                                          -----------------
    Charles G. Jacoby


/s/ Don O. Campbell                 Director                                  9/14/01
-------------------------------                                          -----------------
    Don O. Campbell


/s/ Teresa Hartzog                  Director                                  9/14/01
-------------------------------                                          -----------------
    Teresa Hartzog


/s/ James Maierle                   Director                                  9/17/01
-------------------------------                                          -----------------
    James Maierle


/s/ Thomas P. McCarvel              Director                                  9/17/01
------------------------------                                           -----------------
    Thomas P. McCarvel
